Exhibit 99.1
CORRECTION — eResearchTechnology, Inc,
PHILADELPHIA, February 27, 2008/PRNewswire-FirstCall/ — In the news release, eResearchTechnology Reports Fourth Quarter and Full Year 2007 Results, issued yesterday, February 26, by eResearchTechnology, Inc. over PR Newswire, we are advised by the company that in the “Conference Call” section, the United States phone number to listen to the conference call playback should be 888-286-8010 rather than 800-286-8010 as originally issued inadvertently. Complete, corrected release follows:
eResearchTechnology Reports Fourth Quarter and Full Year 2007 Results
Q4 2007 Net Revenues — $28.9 million vs. $19.9 million in Q4 2006 — a 45% increase
Q4 2007 Diluted Net Income per Share — $0.10 vs. $0.04 in Q4 2006
Q4 2007 New Bookings Increase to $39.2 million
PHILADELPHIA, February 26, 2008/PRNewswire-FirstCall/ — eResearchTechnology, Inc. (eRT), (Nasdaq: ERES - News), a leading provider of centralized ECG, eClinical technology, ePRO and other services to the pharmaceutical, biotechnology, medical device and related industries, announced today results for the fourth quarter of 2007 and the twelve-month period ended December 31, 2007.
On November 28, 2007, the Company acquired Covance Cardiac Safety Services, Inc. (CCSS) and entered into a ten-year exclusive marketing agreement with Covance, Inc. Because there is only one month of impact on its results for 2007, the Company reported key statistics with and without the CCSS acquisition. Unless otherwise noted, all growth numbers refer to changes from the same period a year ago.
Highlights of the fourth quarter and the year were:
•	Record quarterly net revenue of $28.9 million for the fourth quarter of 2007 (including $1.5 million from the CCSS transaction) a 45.1% increase from the prior year’s quarter. Net revenues for the full year 2007 were $98.7 million.

•	Gross margin percentage increased to 52.6% which would have been higher by 2.5% had we excluded the CCSS acquisition (or 55.1%); for the full year 2007, the gross margin percentage was 50.7%.

•	Pre-tax margin percentage increased to 27.8% which would have been higher by 3.3% had we excluded the CCSS acquisition (or 31.1%); for the full year 2007, the pre-tax margin percentage was 24.8%.

•	Diluted net income per share increased to $0.10, which would have been $0.01 higher had we excluded the CCSS acquisition (or $0.11); for the full year 2007, diluted net income per share was $0.29.

•	New bookings increased to $39.2 million, an increase of 42.5%; for 2007 new bookings were a record $138.6 million.

•	Backlog increased to $140.2 million as of December 31, 2007 (including the CCSS acquisition), an increase of 45.4% from the prior year.

The Company reported net income of $5.2 million for the fourth quarter of 2007, a 129.9% increase from $2.2 million in the fourth quarter of 2006. Diluted net income per share was $0.10 in the fourth quarter of 2007 (which was negatively affected by the CCSS transaction by $0.01), compared to $0.04 in the fourth quarter of 2006.
“We feel that the fourth quarter was a very successful one — we recorded the highest level of net revenues in eRT’s history, increased net income by 129.9%, recorded a near record level of new bookings, processed the highest number of ECG transactions in eRT’s history and completed the acquisition of CCSS,” said Dr. Michael McKelvey, President and CEO of eRT. “For the year, we grew net revenues by 14.3% and the bottom line by 83.5%, demonstrating the leverage of our operating model. We also recorded the highest level of new bookings in eRT’s history. The CCSS integration is moving along as planned and will be an important factor in our long-term growth.”
For the full year ended December 31, 2007, the Company reported net revenues of $98.7 million compared to $86.4 million for the full year ended December 31, 2006, a 14.3% increase. The Company’s gross margin percentage for 2007 was 50.7% compared to 48.4% for 2006. Pre-tax income percentage for 2007 was 24.8% compared to 15.3% for 2006. The Company reported net income of $15.3 million, or $0.29 per diluted share, for 2007 compared to net income of $8.3 million, or $0.16 per diluted share, for 2006, an 83.5% increase. The Company’s effective tax rate was 37.6% for 2007 compared to 37.1% for 2006.
Cash flow from operations for 2007 was $36.0 million, up from $16.3 million in 2006. After completing the CCSS transaction of $35.8 million, eRT ended the year with $46.9 million in cash, cash equivalents and investments.
Commenting on the year as a whole, Dr. McKelvey said “Our success in 2007 gives us a strong basis for growth in 2008 and beyond. We enter 2008 with a healthy backlog, a good trajectory of revenue growth, enhanced scale and increased market share from our recent acquisition, a strong pipeline of bookings opportunities and a state-of-the-art new workflow system (EXPeRT® 2) that provides us with a scalable platform for operational excellence. The clinical trials industry continues to focus on the importance of cardiac safety and running Thorough QTc trials. In addition, we also invested in our eClinical line of business and launched a new line of business — electronic patient reported outcomes (ePRO).” As for 2008, Dr. Michael McKelvey concluded: “The strong momentum that we developed throughout 2007, along with a healthy overall business environment for cardiac safety and the need for technology-based solutions for clinical trials, gives us confidence that we will have a successful 2008.”
2008 Guidance
The Company issued guidance for the first quarter of 2008. eRT anticipates net revenues of between $31.0 million and $33.0 million and net income per diluted share of $0.08 to $0.10 for the first quarter ending March 31, 2008. For the full year ending December 31, 2008, management anticipates net revenues of between $130 million and $137 million. Management anticipates earnings per diluted share of between $0.42 and $0.46 for the full year ending December 31, 2008. This guidance includes the costs associated with the closing of the Reno facility and other integration costs of CCSS. Costs associated with this will be more heavily skewed to the first three quarters of the year. Revenue and gross margin for the first three quarters will also include a higher percentage of lower margin backlog revenue then in the later part of the year.

Conference Call
Dr. McKelvey and Richard Baron, the Company’s Chief Financial Officer, will hold a conference call to discuss these results. The conference call will take place at 5:00 p.m. EST on February 26, 2008. For the conference call interested participants should dial 866-578-5771 when calling within the United States or 617-213-8055 when calling internationally along with the pass code 91743845. There will be a playback available through 11:59 p.m. (Eastern) on March 4, 2008. To listen to the playback, please call 888-286-8010 when calling within the United States or 617-801-6888 when calling internationally. Please use pass code 46120621 for the replay.
This call is being webcast by Thomson Financial and can be accessed at eRT’s web site at http://www.eRT.com. The webcast may also be accessed at http://phx.corporate-ir.net/playerlink.zhtml?c=119164&s=wm&e=1764127. The webcast can be accessed until February 26, 2009 on either site.
About eResearchTechnology, Inc.
Based in Philadelphia, PA, eResearchTechnology, Inc. (http://www.eRT.com) is a provider of technology and services to the pharmaceutical, biotechnology and medical device industries on a global basis. The Company is a market leader in providing centralized core-diagnostic electrocardiographic (ECG) technology and services to evaluate cardiac safety in clinical development. The Company is also a leader in providing technology and services to streamline the clinical trials process by enabling its customers to automate the collection, analysis, and distribution of clinical data in all phases of clinical development.
Statements included in this release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements, including, but not limited to, 2008 financial guidance, involve a number of risks and uncertainties such as the Company’s ability to obtain new contracts and accurately estimate net revenues due to uncertain regulatory guidance, variability in size, scope and duration of projects, and internal issues at the sponsoring client, integration of acquisitions, competitive factors, technological development, and market demand. As a result, actual results may differ materially from any financial outlooks stated herein. Further information on potential factors that could affect the Company’s financial results can be found in the Company’s Reports on Form 10-K and 10-Q filed with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise.

Contact:
Richard Baron	Robert East
eResearchTechnology, Inc.	Westwicke Partners, LLC
215-282-5566	410-321-9652

eResearchTechnology, Inc. and Subsidiaries
Consolidated Statements of Operations
(in thousands, except per share amounts)

	Three Months Ended December 31,		The Year Ended December 31,
	2006	2007	2006	2007
	(unaudited)	(unaudited)		(unaudited)
Net revenues:
Licenses	$681	$687	$3,017	$2,700
Services	13,269	21,565	55,309	69,547
Site support	5,975	6,657	28,042	26,451

Total net revenues	19,925	28,909	86,368	98,698

Costs of revenues:
Cost of licenses	58	105	286	304
Cost of services	6,301	8,932	25,431	30,522
Cost of site support	4,329	4,665	18,821	17,808

Total costs of revenues	10,688	13,702	44,538	48,634

Gross margin	9,237	15,207	41,830	50,064

Operating expenses:
Selling and marketing	2,364	3,143	11,051	11,222
General and administrative	2,910	3,343	14,668	12,258
Research and development	818	1,178	4,146	4,333

Total operating expenses	6,092	7,664	29,865	27,813

Operating income	3,145	7,543	11,965	22,251
Other income, net	183	503	1,250	2,206

Income before income taxes	3,328	8,046	13,215	24,457
Income tax provision	1,084	2,887	4,905	9,205

Net income	$2,244	$5,159	$8,310	$15,252

Basic net income per share	$0.04	$0.10	$0.17	$0.30

Diluted net income per share	$0.04	$0.10	$0.16	$0.29

Shares used to calculate basic net income per share	49,988	50,618	49,474	50,476

Shares used to calculate diluted net income per share	51,364	51,929	51,485	51,743

eResearchTechnology, Inc. and Subsidiaries
Consolidated Balance Sheets
(in thousands, except share and per share amounts)

	December 31, 2006	December 31, 2007
		(unaudited)
ASSETS

Current assets:
Cash and cash equivalents	$15,497	$38,082
Short-term investments	41,416	8,797
Accounts receivable, net	17,866	26,718
Prepaid income taxes	2,819	743
Prepaid expenses and other	2,761	3,087
Deferred income taxes	912	901

Total current assets	81,271	78,328

Property and equipment, net	31,129	33,347
Goodwill	1,212	30,908
Long-term investments	928	—
Intangible assets	—	3,849
Deferred income taxes	—	1,011
Other assets	524	253

Total assets	$115,064	$147,696

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$4,360	$3,505
Accrued expenses	3,445	12,103
Income taxes payable	781	2,352
Current portion of capital lease obligations	40	1,097
Deferred revenues	11,325	13,905

Total current liabilities	19,951	32,962

Capital lease obligations, excluding current portion	—	48
Deferred income taxes	1,491	—
Other liabilities	—	1,174

Total liabilities	21,442	34,184

Stockholders’ equity:
Preferred stock-$10.00 par value, 500,000 shares authorized, none issued and outstanding	—	—
Common stock-$.01 par value, 175,000,000 shares authorized, 58,356,546 and 58,870,291 shares issued, respectively	584	589
Additional paid-in capital	83,493	87,957
Accumulated other comprehensive income	1,510	1,679
Retained earnings	70,225	85,477
Treasury stock, 8,247,119 shares at cost	(62,190)	(62,190)

Total stockholders’ equity	93,622	113,512

Total liabilities and stockholders’ equity	$115,064	$147,696

eResearchTechnology, Inc. and Subsidiaries
Consolidated Statements of Cash Flows
(in thousands)

	Year Ended December 31,
	2006	2007
		(unaudited)
Operating activities:
Net income	$8,310	$15,252
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	11,253	15,129
Cost of sales of equipment	3,722	1,143
Provision for uncollectible accounts	111	30
Share-based compensation	2,975	2,004
Investment impairment charge	226	—
Changes in operating assets and liabilities exclusive of CCSS acquisition:
Accounts receivable	(2,567)	(4,192)
Prepaid expenses and other	132	352
Accounts payable	950	(2,147)
Accrued expenses	(1,779)	2,806
Income taxes	(2,104)	3,137
Deferred revenues	(4,897)	2,487

Net cash provided by operating activities	16,332	36,001

Investing activities:
Purchases of property and equipment	(15,181)	(11,073)
Purchases of investments	(46,425)	(58,008)
Proceeds from sales of investments	40,658	91,555
Payments for acquisition	—	(35,800)

Net cash used in investing activities	(20,948)	(13,326)

Financing activities:
Repayment of capital lease obligations	(153)	(2,504)
Proceeds from exercise of stock options	3,851	1,655
Stock option income tax benefit	3,400	760
Repurchase of common stock for treasury	(5,803)	—

Net cash provided by (used in) financing activities	1,295	(89)

Effect of exchange rate changes on cash	386	(1)

Net (decrease) increase in cash and cash equivalents	(2,935)	22,585
Cash and cash equivalents, beginning of period	18,432	15,497

Cash and cash equivalents, end of period	$15,497	$38,082